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                                                                Exhibit (d)(iii)

                         INVESTMENT ADVISORY AGREEMENT

     AGREEMENT made this 17 th day of May 2001 by and between The Bjurman, Barry Funds (the "Trust"), a Delaware business trust on behalf of Bjurman, Barry All Cap Growth Fund (the "Fund") and Bjurman, Barry and Associates, a California Corporation (the "Adviser").

     1. DUTIES OF ADVISER. The Trust hereby appoints the Adviser to act as investment adviser to the Fund for the period and on such terms set forth in this Agreement. The Trust employs the Adviser to manage the investment and reinvestment of the assets of the Fund, to determine in its discretion the assets to be held uninvested, to provide the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Trust's officers and Board of Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Trust, and in compliance with the objectives, policies and limitations set forth in the Fund's Prospectus and Statement of Additional Information. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings, equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     2. PORTFOLIO TRANSACTIONS. The Adviser shall provide the Fund with a trading department. The Adviser shall select the brokers or dealers that will execute the purchases and sales of securities for the Fund, and is directed to use its best efforts to ensure that the best available price and most favorable execution of securities transactions for the Fund are obtained. The Fund will bear all expenses associated with its investment activities, including, without limitation, brokerage commissions and custody expenses. Subject to policies established by the Board of Trustees of the Trust and communicated to the Adviser, it is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or in respect of the Fund, or be in breach of any obligation owing to the Trust or in respect of the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission that another member of an exchange, broker or dealer would have charged, if the Adviser determines in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Adviser's overall responsibilities with respect to the accounts, including the Fund, as to which it exercises investment discretion. The Adviser will promptly communicate to the officers and Trustees of the Trust such information relating to Fund transactions as they may reasonably request.

     3. COMPENSATION OF THE ADVISER. For the services to be rendered by the Adviser as provided in Section 1 and 2 of this Agreement, the Fund shall pay to the Adviser within five business days after the end of each calendar month, a monthly fee of one twelfth of 1.00% of the Fund's average daily net assets during the month. The net asset value shall be calculated in the manner provided in the Fund's Prospectus and Statement of Additional Information then in effect.

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     In the event of termination of this Agreement, the fee provided in this
Section 3 shall be paid on a pro rata basis, based on the number of days when this Agreement was in effect.

     The Adviser voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses that are the responsibility of the Fund. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future reductions or payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.

     The Fund is responsible for its own operating expenses. Any fees withheld or voluntarily reduced and any Fund expenses absorbed by the Adviser voluntarily or pursuant to an agreed upon expense cap which are the Fund's obligation are subject to reimbursement by the Fund to the Adviser, if so requested by the Adviser, in subsequent fiscal years if the aggregate amount actually paid by the Fund toward the operating expenses for such fiscal year (taking into account the reimbursement) does not exceed the applicable limitation on Fund expenses. The Adviser is permitted to be reimbursed only for fee reductions and expense payments made in the previous three fiscal years, except that it is permitted to look back up to five years and four years, respectively, during the initial six years and seventh year of the Fund's operations. Any such reimbursement is also contingent upon the Board of Trustees' review and approval at the time the reimbursement is made. Such reimbursement may not be paid prior to the Fund's payment of current ordinary operating expenses.

     4. REPORTS. The Fund and the Adviser agree to furnish to each other such information regarding their operations with regard to their affairs as each may reasonably request.

     5. STATUS OF ADVISER. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby.

     The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or the Fund in anyway, or in any way be deemed an agent for the Trust or the Fund.

     6. LIABILITY OF ADVISER. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by the Adviser of its obligations and duties hereunder, the Adviser shall not be subject to any liability whatsoever to the Fund, or to any shareholder of the Fund, for any error of judgement, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

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     7. DURATION AND TERMINATION. This Agreement shall become effective on the date that the Trust's registration statement is declared effective by the U.S. Securities and Exchange Commission, provided that first it is approved by the Board of Trustees of the Trust, including a majority of those Trustees who are not parties to this Agreement or interested persons of any party hereto, in the manner provided in Section 15(c) of the Investment Company Act of 1940, as amended (the "Act"), and by the holders of a majority of the outstanding voting securities of the Fund; and shall continue in effect for two years. Thereafter, this Agreement may continue in effect only if such continuance is approved at least annually by: (i) the Trust's Board of Trustees or, (ii) by the vote of a majority of the outstanding voting securities of the Fund; and in either event by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party in the manner provided in
Section 15(c) of the Act. This Agreement may be terminated by the Trust, at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of the holders of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon not more than 60 days' written notice to the Trust. This Agreement will automatically terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postage prepaid, to the other party at the principal office of such party.

     As used in this Section 7, the terms "assignment," "interested person," and "a vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the Act and Rule 18f-2 thereunder.

     8. NAME OF ADVISER. The parties agree that the Adviser has a proprietary interest in the name "Bjurman, Barry All Cap Growth Fund," and the Trust agrees to promptly take such action as may be necessary to delete from its name and/or the name of the Trust any reference to the name of the Adviser promptly after receipt from the Adviser of a written request therefore.

     9. SEVERABILITY. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     10. GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California.

     11. RECORDS. All records held by the Adviser which are required to be maintained and preserved by the Fund in order to comply with Rules 31a-1 and 31a-2 of the Act remain the property of the Fund and will be surrendered promptly by the Adviser upon the request of the Fund.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 17th day of May, 2001.

THE BJURMAN, BARRY FUNDS                BJURMAN, BARRY & ASSOCIATES


/s/ G. Andrew Bjurman                   /s/ G. Andrew Bjurman
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G. Andrew Bjurman, Co-President         G. Andrew Bjurman, President


/s/ O. Thomas Barry, III
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O. Thomas Barry, III, Co-President